UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Fifth Street Senior Floating Rate Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIFTH STREET SENIOR FLOATING RATE CORP. FILES INVESTOR PRESENTATION

FSFR Board Is Committed to Advancing the Interests of All Stockholders

Board Recommends Stockholders Support the FSFR Board by Voting the WHITE Proxy Card

GREENWICH, CT, March 18, 2016 – Fifth Street Senior Floating Rate Corp. (NASDAQ: FSFR) (“FSFR” or the “Company”) announced today that it has filed an investor presentation with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Stockholders on April 7, 2016.

The presentation is available on the SEC’s website at www.sec.gov and at the “SEC Filings” section of the Company’s website at http://fsfr.fifthstreetfinance.com

Highlights of the presentation include:

•	FSFR’s Strong Platform to Deliver Stockholder Value. The Company boasts a diversified portfolio of floating rate, senior secured loans to sponsor-backed mid-size companies. Additionally, FSFR ranks among the best in its peer group on management fees, expense ratio, efficiency ratio and manager fees versus dividends to stockholders.

•	Fifth Street Management (“FSM”) is the Right External Manager for FSFR. FSFR’s relationship with FSM, which is the result of a robust annual FSFR Board review, benefits all FSFR stockholders. FSM has a strong, 17-year track record of creating value, with over $7 billion invested over its history. The FSM relationship also allows FSFR to be a part of a larger direct origination platform. Finally, it is vital that FSM continues its role as manager, since it maintains an active involvement with the credits in FSFR’s portfolio, of which a vast majority have been originated through Fifth Street’s relationships with private equity sponsors.

•	FSFR’s Steady Board Leadership in Volatile Markets. FSFR’s Board has seven highly qualified, engaged directors with the diversity, experience and qualifications to continue to face market volatility head on and provide effective and independent oversight. FSFR’s nominees, including the Company’s CEO, are essential members of the Board with valuable perspectives and are committed to enhancing value for all FSFR stockholders.

•	Serious Risks for FSFR Stockholders of Supporting Ironsides’ Nominees and Proposals. There are numerous potential negative effects of terminating FSFR’s Investment Advisor Agreement with FSM, including permanent dilution to NAV from a potential sale, as Ironsides fails to point out. Additionally, Ironsides’ nominees add little value to, and have no additional expertise not already well represented on, FSFR’s Board.

FSFR’s stockholders are reminded to vote the WHITE proxy card TODAY by telephone, by internet or by signing and dating the WHITE proxy card and returning it in the postage-paid envelope previously provided.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own!

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders May Call: (877) 717-3923 (TOLL-FREE from the U.S. and Canada)

or +(412) 232-3651 (from other locations)

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Green proxy card sent to you by

Ironsides, as doing so will revoke your vote on the WHITE proxy card.

If you have previously submitted a Green proxy card sent to you by Ironsides, you can revoke that proxy and vote for your Board of Directors’ nominees and on the other matters to be voted on at the 2016 Annual Meeting by voting on the WHITE proxy card.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors. FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital. The Company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles. With a track record of over 17 years, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

Certain of the statements in this press release, and certain oral statements made by our representatives from time to time, may constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of FSFR. Words such as “anticipates,” “believes,” “expects,” “seeks,” “plans,” “should,” “estimates,” “projects,” and “intends” indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSFR’s filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in the Company’s operating areas. FSFR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Senior Vice President, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Michael Freitag / James Golden / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449